EXHIBIT 23.1


 The Board of Directors
 Rite Aid Corporation:

 We consent to the use of our audit reports dated April 14, 1998 on the consolidated financial statements and schedule of Rite Aid Corporation and subsidiaries as of February 28, 1998 and March 1, 1997, and for each of the years in the three-year period then ended incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



 KPMG LLP
 Harrisburg, Pennsylvania
 January 19, 1999